Exhibit 10.4

AMENDMENT NUMBER FOUR
TO
HOME PROPERTIES, INC.
2000 STOCK BENEFIT PLAN

The 2000 Stock Benefit Plan (the “Plan”) of Home Properties, Inc. (the “Company”), as amended, is hereby amended as described below:

1.           Limitations on Amendments to Outstanding Grants.  The following language shall be added at the end of Section 2.2(b) of the Plan:

“In no event and notwithstanding anything to the contrary herein, the Committee may not extend the exercise period of any Director’s Options or , Stock Options or SARs or otherwise amend any of the terms of an outstanding Director’s Option or, Stock Option or SAR if such extension or amendment would result in a violation of Code Section 409A or if such extension would cause such Director’s Option or , Stock Option or SAR to no longer be exempt from the provisions of such Section 409A.”

2.           Amendment of Plan.  Section 2.6 shall be deleted in its entirety and replaced with the following:

“The Plan may be suspended, terminated or reinstated, in whole or in part, at any time by the Board of Directors.  The Board of Directors may from time to time make such amendments to the Plan as it may deem advisable, including amendments deemed necessary or desirable to comply with Section 409A of the Code, Section 422 of the Code with respect to Inventive Stock Options and Rule 16b-3 or any successor or replacement provisions and any regulations issued thereunder; provided, however, that no amendment shall be made without the approval of the Company’s shareholders if such approval is required in the determination of the Board of Directors in order to preserve the intended benefits of the Plan to the Company and the Participants under applicable laws, rules or regulations of any governmental authorities, stock exchange or other body and no amendment shall be made if it would result in a violation of Section 409A of the Code.

Except as otherwise provided herein, termination or amendment of the Plan shall not, without the consent of a Participant, affect such Participant’s rights under any award previously granted to such Participant.

The Committee may also amend or modify the grant of any outstanding Award in any manner to the extent that the Committee would have had the authority to make such Award as so modified or amended; provided, however, that no amendment or modification shall be made if it would result in a violation of Section 409A of the Code.”

3.           Termination of Employment.  Section 3.7 shall be amended by adding the following new Subsection (f) to the end thereof:

“Notwithstanding the foregoing provisions of this Section 3.7, if a Stock Option is intended to be an Incentive Stock Option, in no event may the time for exercise be later than three (3) months after the Participant’s termination of employment; provided, however, in the case of a Participant’s Total Disability or death within three (3) months after the termination of employment, the Stock Option may be exercised within one (1) year after the date of the Participant’s termination of employment, but in no event after the date of expiration of the term of the Stock Option.”

4.           Adjustments Upon Changes in Capitalization.  Section 7.1 is revised by deleting the first two sentences therein and replacing them with the following:

“In the event of changes to the outstanding shares of Common Stock of the Company through reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend, stock consolidation or otherwise, or in the event of a sale of all or substantially all of the assets of the Company, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which Awards or Director’s Options may be granted to prevent enlargement or dilution of rights.  A corresponding adjustment changing the number or kind of shares and/or the purchase price per share of unexercised Stock Options or portions thereof which shall have been granted prior to any such change shall likewise be made to prevent enlargement or dilution of rights.”

5.           Interpretation of Plan.  The following sentence shall be added at the end of Section 7.9 of the Plan:

“The Plan and awards hereunder are intended to be exempt from Section 409A and shall be interpreted consistently with such intention.”

6.           Expiration of Directors’ Options.  The following language shall be added to the end of the last sentence of Section 4.6(d) of the Plan:

“or on the stated expiration date, whichever is earlier.”

7.           Effective Date.  This Amendment Number Four shall become effective upon its adoption by the Board of Directors.

                Approved by Board of Directors
                October 29, 2008